Exhibit 99.1

REDWOOD TRUST ANNOUNCES SECOND QUARTER 2026 COMMON AND PREFERRED DIVIDENDS

MILL VALLEY, CA –– Redwood Trust, Inc. (NYSE: RWT; “Redwood” or the “Company”), a leader in expanding access to housing for homebuyers and renters, today announced that its Board of Directors (the “Board”) has declared second quarter 2026 common and preferred stock dividends.

Common Stock Dividend

The Board has authorized the declaration of a second quarter 2026 regular common stock dividend of $0.18 per share, unchanged from the first quarter of 2026. This marks the Company's 108th consecutive quarterly common dividend. The second quarter 2026 common stock dividend is payable on June 30, 2026 to stockholders of record on June 23, 2026.

Preferred Stock Dividend

In accordance with the terms of Redwood’s 10.00% Series A Fixed-Rate Reset Cumulative Redeemable Preferred Stock (“Series A”), the Board authorized the declaration of a Series A dividend for the second quarter of 2026 of $0.625 per share. Dividends for the Series A are payable on July 15, 2026 to stockholders of record on July 1, 2026.

About Redwood

Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on several distinct areas of housing credit where we provide liquidity to growing segments of the U.S. housing market not well served by government programs. We deliver customized housing credit investments to a diverse mix of investors, through our best-in-class securitization platforms, whole-loan distribution activities, joint ventures and our publicly traded shares. We operate through three core residential housing-focused operating platforms Sequoia, Aspire, and CoreVest — alongside our complementary Redwood Investments portfolio which is primarily composed of assets we source through these platforms. Redwood Investments also includes RWT Horizons®, our unified technology platform spanning internal AI innovation and strategic investments across the ecosystem, which supports our efforts to develop an AI-first operating model that enables compounding operational leverage and scalable growth. This reflects how we manage and organize our business and may differ from the manner in which our reportable segments are presented for financial reporting purposes. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, capital appreciation, and a commitment to technological innovation that facilitates risk minded scale. Redwood Trust is internally managed and structured as a real estate investment trust ("REIT") for tax purposes. For more information about Redwood, please visit our website at www.redwoodtrust.com or connect with us on LinkedIn.

CONTACT

Investor Relations

Phone: 866-269-4976

Email: investorrelations@redwoodtrust.com